EXHIBIT 99 (a)
                                                                  --------------

[LOGO]
INSILCO

Excellence in Electronics and Telecommunications Components
--------------------------------------------------------------------------------
                                  News Release
--------------------------------------------------------------------------------
For Immediate Release

   Investors: Michael R. Elia                    Media: Melodye Demastus
              Sr. Vice President & CFO                  Melrose Consulting
              (614) 791-3117                            (614) 771-0860

         INSILCO HOLDING CO. COMPLETES SALE OF AUTOMOTIVE BUSINESSES AND
                    PURCHASE OF PRECISION CABLE MANUFACTURING

         Columbus,  Ohio,  August 28, 2000 -- Insilco  Holding Co. (OTC Bulletin
Board: INSL) today announced that on August 25, 2000, through its wholly owned subsidiary, Insilco Corporation, it completed the previously announced sale of its automotive businesses. Net proceeds of $143.8 million from the divestiture were used to reduce drawn balances under the existing Bank Credit Facilities.

          The Company also announced that as part of its strategic repositioning it has changed the name of its operating subsidiary, Insilco Corporation, to Insilco Technologies, Inc. (IT), amended IT's previous Bank Credit Agreement and Facilities to $210 million, and completed IT's previously announced acquisition of Precision Cable Manufacturing Company (PCM). Proceeds from the amended credit agreement, net of fees and expenses, were used to repay the balances under the previous Bank Credit Facilities, complete the acquisition of PCM, and increase liquidity.

         Insilco Holding Co., based in suburban Columbus, Ohio is a leading global supplier of custom cable assemblies and wire harnesses; passive electronic components, including high-speed network connectors and power transformers; and high precision metal stampings. Insilco serves several rapidly growing markets including the telecommunications, computer networking, data processing, medical instrumentation and automotive markets. Insilco has operations in the United States, Canada, Mexico, Northern Ireland, Ireland, Puerto Rico and the Dominican Republic.

Investor Relations Contact: Michael R. Elia, (614) 791-3117 or write to Insilco Holding Co., Investor Relations, 425 Metro Place North, Box 7196, Dublin, OH 43017 or call Melodye Demastus, Melrose Consulting (614) 771-0860. You may also visit our web site at http://www.insilco.com.
                      ----------------------

                                      # # #